CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to Registration Statement Amendment No. 33-76894 on Form N-1A of our report dated January 21, 2016, relating to the financial statements and financial highlights of Pioneer Emerging Markets Fund (the "Fund"), appearing in the Annual Report on Form N-CSR of the Fund for the year ended November 30, 2015. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 23, 2016